Exhibit 10.68

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of May 10, 2007, and shall be effective as of January 1, 2007 (the “Effective Date”), among BroadStreet Capital Partners, Inc., an Ohio corporation (“BSCP”), State Auto Financial Corporation, an Ohio corporation (“State Auto Financial”), State Auto Property and Casualty Insurance Company, an Iowa-domiciled insurance company (“State Auto P&C”), State Automobile Mutual Insurance Company, an Ohio-domiciled mutual insurance company (“State Auto Mutual”), and Richard L. Miley (“Executive”). State Auto Financial, State Auto Mutual and each of their respective subsidiaries and affiliates, present and future, are hereinafter collectively referred to as “State Auto.”

Background Information

A. State Auto P&C is the principal operating subsidiary of State Auto Financial and the employer of record of all employees of State Auto. State Auto Financial is a majority owned subsidiary of State Auto Mutual. BSCP is a wholly owned subsidiary of State Auto Mutual. State Auto Mutual is the ultimate controlling person in the State Auto holding company system.

B. Executive has been employed by State Auto for a number of years, and for the past several years Executive has served primarily as Vice President of BSCP.

C. State Auto and Executive desire to enter into this Agreement to, among other things, reflect Executive’s promotion to President and Chief Executive Officer of BSCP and set forth Executive’s duties and responsibilities and compensation arrangements as the President and Chief Executive Officer of BSCP.

Statement of Agreement

The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

§1. Continuation of Employment. State Auto hereby continues Executive’s employment with State Auto, and Executive hereby accepts such continued employment by State Auto, upon the terms and subject to the conditions set forth in this Agreement. This Agreement shall supercede and replace any and all prior employment arrangements, whether written or oral, between Executive and State Auto.

§2. Employment Term. The employment term of Executive’s continued employment with State Auto shall be for a four-year period commencing on the Effective Date and ending on December 31, 2010, both days inclusive (the “Employment Term”). Executive’s employment term shall automatically extend for additional one-year renewal terms unless:

(a) At least 60 days prior to the expiration of the applicable Employment Term, State Auto gives notice to Executive that State Auto does not wish to extend the Employment Term, in which case Executive’s employment shall be deemed to have been terminated effective as of the expiration of the applicable Employment Term, in which case Executive shall receive the payments described in §5(g) of this Agreement; or

(b) At least 60 days prior to the expiration of the applicable Employment Term, Executive gives notice to State Auto that Executive does not wish to extend the Employment Term, in which Executive shall be deemed to have voluntarily terminated his employment as provided by §5(e) of this Agreement effective as of the end of the expiration of the applicable Employment Term.

(c) The parties agree that Executive’s retirement from State Auto shall be deemed a voluntary termination of employment as provided by §5(e) of this Agreement effective as of Executive’s date of retirement.

As used in this Agreement, the term “Employment Term” shall include any renewal term. Each renewal term shall commence on the day following the expiration of the initial four-year term or any renewal term, as the case may be, and shall end on the first anniversary of the expiration date of the initial four-year term or any renewal term, as the case may be.

§3. Duties. Executive shall serve as the President and Chief Executive Officer of BSCP. As such, Executive shall perform such duties as are customarily performed by an executive officer in such a position and such other duties related to State Auto as may be assigned to him from time to time by the Chairman (the “Chairman”) of the Board of Directors of State Auto Mutual. Executive shall devote his full time and attention and best efforts to the performance of such duties. Executive shall not engage in any business or investment activity (whether or not competitive with BSCP) which requires any substantial amount of his time and which has an adverse affect on his performance as President and Chief Executive Officer, in each case as determined by the Board of Directors of BSCP. Notwithstanding the foregoing, Executive is encouraged to become involved in community and charitable activities in Columbus, Ohio.

Executive shall serve as an officer of any State Auto company if and for so long as Executive shall be duly elected by the respective State Auto boards of directors at any time or times during the Employment Term. Executive shall serve as a director of any State Auto company if and for so long as Executive shall be duly elected by the respective State Auto members or shareholders at any time or times during the Employment Term. In the event Executive’s employment is hereafter terminated, Executive agrees to tender his resignation as a director from all State Auto companies on or prior to the expiration of the Employment Term.

§4. Compensation and Benefits. During the Employment Term, Executive shall receive the following compensation and benefits:

(a) Base Salary. State Auto shall pay Executive a base salary (the “Base Salary”) in the amount of $250,000 per year, payable in accordance with State Auto’s general policies and procedures for payment of compensation to its salaried personnel, plus such increases in annual base compensation that the Chairman and the Compensation Committee of the Board of Directors of State Auto Financial (the “STFC Compensation Committee”) may authorize from time to time. The compensation of

Executive shall be reviewed by the Chairman and the STFC Compensation Committee no less often than once each calendar year during the Employment Term and may be increased by the Chairman and the STFC Compensation Committee as they determine in the good faith exercise of their business judgment based on such factors as the Chairman and the STFC Compensation Committee deem appropriate. In no event shall the Base Salary be less than the Base Salary set forth above or as hereafter increased.

(b) Performance Bonuses.

(i) Short-Term Incentive Plan. For 2007, Executive’s cash incentive compensation plan providing for short-term bonus payments is set forth in the attached Exhibit B (the “Short-Term Incentive Plan”). For each year thereafter, the STFC Compensation Committee shall modify the performance goals and other terms of the Short-Term Incentive Plan as it deems appropriate, in its discretion. In all cases, the targeted annual bonus will be 50% of Base Salary, with a maximum annual bonus of 100% of Base Salary.

(ii) Long-Term Incentive Plan. Executive’s cash incentive compensation plan providing for long-term bonus payments is set forth in the attached Exhibit C (the “Long-Term Incentive Plan”).

(iii) No Participation in Other Incentive Compensation Plans. Except for the Short-Term Incentive Plan and the Long-Term Incentive Plan (collectively, the “Incentive Plans”), and except as otherwise provided in this Agreement, Executive shall not participate, and shall not have the right to participate, in any other State Auto incentive or equity compensation plan, including without limitation the State Auto Quality Performance Bonus Plan (the “QPB Plan”), the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan, the State Auto Financial Corporation Leadership Bonus Plan or the State Auto Financial Corporation Long-Term Incentive Plan.

Executive may participate in any employee stock purchase plan sponsored or administered by State Auto, subject to the eligibility requirements of such plans. It is further understood and agreed that any such plans may be amended, suspended or terminated by State Auto at any time.

(c) Benefits. Executive shall participate (or if elective, may participate) in any and all fringe benefits generally made available to employees of State Auto as described in State Auto’s Employee Reference Guide, in accordance with State Auto’s regular employment policies and practices. In addition, the Chairman and the STFC Compensation Committee may grant such additional fringe benefits and perquisites to Executive as they, in their discretion, deem appropriate. It is understood and agreed that, except for plans or fringe benefits which are generally made available to all employees, the Executive’s right to participate in such plans or receive such fringe benefits shall be on the terms and conditions determined or approved by the Chairman and the STFC Compensation Committee. It is further understood and agreed that any such plans or fringe benefits may be amended, suspended or terminated by State Auto Mutual at any time. Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with State Auto Mutual’s then existing policy regarding the same.

(d) D&O Coverage; Indemnification.

(i) During the Employment Term, State Auto shall arrange to provide Executive with coverage under the terms of State Auto’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”).

(ii) On and after the Effective Date, State Auto shall indemnify and hold harmless Executive to the fullest extent permitted by the laws of the State of Ohio, as such laws may from time to time be amended, if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive was an officer or employee of State Auto. The indemnification provided by this subsection shall not be deemed exclusive of any other rights to which Executive may be entitled under the charter or bylaws of State Auto or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of Executive.

§5. Termination of Employment.

(a) Death. The Employment Term shall automatically terminate upon the death of Executive. In such case, in addition to any other benefits to which any person would be entitled upon Executive’s death, State Auto shall pay the following to the beneficiary indicated on the Beneficiary Designation and Notice Form attached as Exhibit A (the “Beneficiary”):

(i) No later than five business days after Executive’s death, a lump sum payment in an amount equal to Executive’s then-current Base Salary and vacation pay each as accrued through the end of the Employment Term.

(ii) The Executive’s then-current Base Salary for a period commencing on the day following the end of the Employment Term and continuing for 12 full calendar months following the termination of the Employment Term, payable at the time and in the manner the Executive’s Base Salary was payable to him at the time of his death.

(iii) A pro rata share of any bonus to which Executive would then have been eligible to receive pursuant to the Incentive Plans, provided that any bonus contemplated by any of the Incentive Plans was in fact earned under the terms of the applicable Incentive Plan for the particular period in which the Employment Term ended. The pro rata share of any bonus due under any of the Short-Term

Incentive Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the calendar year on the date of Executive’s death or disability, as applicable, by the denominator of 12. The pro rata share of any bonus due under any of the Long-Term Incentive Plan shall be determined by dividing a numerator equal to the number of whole months that have elapsed in the Performance Period (as defined in the Long-Term Incentive Plan) on the date of Executive’s death or disability, as applicable, by the denominator of 48. If any bonus is due and payable pursuant to this subsection, such bonus will be paid to the Beneficiary or Executive, as the case may be, as soon as practicable following the end of the calendar year following the determination by State Auto that a bonus is due under the applicable Incentive Plan, but no later than March 15 following such calendar year.

(iv) Executive’s spouse shall be entitled to participate in State Auto’s fringe benefit programs sponsored by State Auto Mutual as would the spouse of any other deceased State Auto employee in similar circumstances.

(b) Disability. The Employment Term and the Executive’s employment with State Auto may be terminated by State Auto upon the Disability of Executive. In such case, in addition to any other benefits to which Executive would be entitled, State Auto shall pay the following to Executive:

(i) No later than five business days after the termination date of his employment, a lump sum payment in an amount equal to the Executive’s then-current Base Salary and vacation pay each as accrued through the end of the Employment Term.

(ii) A pro rata share of any bonus to which Executive would then have been eligible to receive pursuant to the Incentive Plans, provided that any bonus contemplated by the Incentive Plans was in fact earned under the terms of the applicable Incentive Plan for the particular period in which the Employment Term ended. Such bonus shall be calculated in the manner and payable at the time or times set forth in §5(a)(iii).

(iii) An amount equal to 80% of Executive’s then-current Base Salary, less any benefits to which Executive would be entitled to receive under any State Auto Mutual-sponsored long term disability plan as in effect as of the date of his termination of employment (the “State Auto Disability Plan”), the payment of which shall continue for the full period of Disability or until Executive attains age 65, whichever first occurs. Such amount shall be payable at the times and in the manner the Executive’s Base Salary was payable to Executive at the time of his Disability.

(iv) Executive shall continue to receive (A) such health insurance benefits or their equivalent as Executive and Executive’s spouse received as of the date of Disability, and (B) such group life insurance as Executive had in place on his life as of the date of Disability, in each case in accordance with those plans sponsored by State Auto Mutual and generally made available to State Auto employees at the time of his Disability.

(v) In order to terminate the Employment Term pursuant to this §5(b), State Auto shall provide not less than a 45-days notice to Executive of State Auto’s intent to terminate Executive’s employment for his Disability, in which case the Employment Term shall end not less than the 45th day following the date of written notice.

(vi) For purposes of this §5(b), Executive shall be deemed to have suffered a “Disability” if, during the Employment Term: (A) Executive was unable to perform substantially his duties under this Agreement because of illness or other incapacity, and such incapacity persisted for a period of at least six consecutive months or nine nonconsecutive months in any 12-month period, or (B) Executive has suffered a long-term disability under the terms of the State Auto Disability Plan. If necessary, a determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by State Auto and Executive or, in the event of Executive’s incapacity to designate a qualified medical doctor, by Executive’s legal representative. If State Auto and Executive (or his legal representative, as the case may be) fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

(c) For Cause. The Employment Term and the Executive’s employment with State Auto may be terminated by State Auto upon the occurrence of any event which constitutes for Cause termination. Any for Cause termination of Executive shall be jointly determined by the Chairman and the STFC Compensation Committee. If the Chairman and the STFC Compensation Committee decide to terminate Executive’s employment for Cause, State Auto shall give Executive written notice of its intention to take such action, and Executive’s employment shall cease on the date such notice is delivered to Executive. In the case of for Cause termination:

(i) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to the Executive’s then-current Base Salary and vacation pay each as accrued through the termination date of Executive’s employment.

(ii) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to any bonus to which Executive is entitled to be paid under any of the Incentive Plans as of the termination date of his employment; provided, however, that if Executive’s for Cause termination was for the occurrence of an event set forth in subsections (c)(iii)(B) or (C), below, then Executive shall automatically forfeit any bonus to which Executive is entitled to be paid under any of the Incentive Plans.

(iii) For purposes of this Agreement, “for Cause” shall mean: (A) the willful failure of Executive to perform Executive’s duties with State Auto (other than any such failure resulting from incapacity due to a Disability), after (1) a written demand for performance is delivered to Executive by the Chairman which specifically identifies the manner in which the STFC Compensation Committee and the Chairman believe that Executive has not performed Executive’s duties and (2) Executive has been provided 90 days to cure any performance failures (provided, however, that Executive shall be permitted only one 90-day cure period with respect to all performance failures); (B) the willful engaging by Executive in illegal conduct or gross misconduct which has a material adverse effect on State Auto, as determined by the STFC Compensation Committee and the Chairman; (C) the breach of any of the provision of §6 of this Agreement; or (D) the willful failure to comply with any State Auto employment policy, code of conduct or code of ethics applicable to Executive, as determined by the Audit Committee of the Board of Directors of State Auto Financial and the Chairman. For purposes of this provision, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of State Auto. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by State Auto’s Board of Directors or upon the advice of counsel for State Auto shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of State Auto.

(d) Intentionally Omitted

(e) Voluntary Termination. The Employment Term and the Executive’s employment with State Auto may be terminated by Executive upon the giving of at least 60-days advance notice (the “Notice Period”) to State Auto. If Executive gives notice of termination under this provision, State Auto shall have the right to relieve Executive, in whole or in part, of his duties under this Agreement and to advance the termination date to any date determined by State Auto. In the case of the Executive’s voluntary termination of employment:

(i) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to the Executive’s then-current Base Salary and vacation pay accrued and to accrue through the expiration date of the Notice Period.

(ii) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to any bonus to which Executive is entitled to be paid under any of the Incentive Plans as of the termination date of his employment.

(f) Good Reason Termination by Executive. The Employment Term and the Executive’s employment with State Auto may be terminated by Executive for Good Reason (as defined below) upon the giving of at least 30-days advance notice to State

Auto if an event constituting Good Reason occurs within 24 months after a Change of `Control (as defined below). In the case of a Good Reason termination by Executive:

(i) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to the Executive’s then-current Base Salary and vacation pay accrued through the termination date of Executive’s employment.

(ii) No later than five business days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to any bonus to which Executive is entitled to be paid under any of the Incentive Plans as of the termination date of his employment.

(iii) No later than 45 days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to three times his Cash Compensation (as defined below) for the fiscal year immediately prior to the termination date of his employment.

(iv) For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following:

(A) With respect to BSCP, any of the following occurs:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of BSCP representing more than 50% of the combined voting power of BSCP’s then outstanding securities, excluding (aa) any acquisition by any State Auto company; or (bb) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by any State Auto company; or

(2) A majority of the Board of Directors of BSCP at any time is comprised of other than Continuing Directors; or

(3) Any of the following occurs:

(aa) a merger or consolidation of BSCP, other than a merger or consolidation in which the voting securities of BSCP immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) more than 50% of the combined voting power of BSCP or surviving entity immediately after the merger or consolidation with another entity;

(bb) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of BSCP which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of BSCP on a consolidated basis;

(cc) a reorganization, reverse stock split, or recapitalization of BSCP which would result in any of the foregoing; or

(dd) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(B) With respect to State Auto Mutual, any of the following occurs:

(1) State Auto Mutual affiliates with or is merged into or consolidated with a third party and as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors; or

(2) State Auto Mutual completes a conversion to a stock insurance company and as a result of which a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than Continuing Directors.

(C) With respect to State Auto Financial, any of the following occurs:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of State Auto Financial representing 25% or more of the combined voting power of State Auto Financial’s then outstanding securities, excluding (aa) any acquisition by State Auto Financial or any Subsidiary; (bb) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by State Auto Financial, a Subsidiary or State Auto Mutual; or (cc) any acquisition by State Auto Mutual; or

(2) A majority of the Board of Directors of State Auto Financial at any time is comprised of other than Continuing Directors; or

(3) Any event or transaction State Auto Financial would be required to report in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; or

(4) Any of the following occurs:

(aa) a merger or consolidation of State Auto Financial, other than a merger or consolidation in which the voting securities of State Auto Financial immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 51% or more of the combined voting power of State Auto Financial or surviving entity immediately after the merger or consolidation with another entity;

(bb) a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of State Auto Financial which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of State Auto Financial on a consolidated basis;

(cc) a reorganization, reverse stock split, or recapitalization of State Auto Financial which would result in any of the foregoing; or

(dd) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(v) For purposes of this Agreement, a “Good Reason” means the occurrence of any one or more of the following:

(A) The assignment to Executive of duties which are materially and adversely different from or inconsistent with the duties, responsibilities, and status of Executive’s position at any time during the 12-month period prior to such Change of Control, or which result in a significant change in Executive’s authority and responsibility as the chief executive officer of BSCP;

(B) A reduction by in Executive’s Base Salary in place as of the day immediately prior to a Change of Control, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of BSCP, or a reduction of Executive’s most recent highest incentive bonus potential under the Incentive Plans prior to such Change of Control, or any successor to such arrangement;

(C) A demand by BSCP that Executive relocate to a location in excess of 35 miles from the location where Executive is currently based, or in the event of any such relocation with Executive’s express written consent, the failure of BSCP to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of principal residence in connection with such relocation and to indemnify Executive against any loss in the sale of Executive’s principal residence in connection with any such change of residence and any expenses incurred by Executive that are directly attributable to such sale (for purposes of this provision, “loss” is understood to mean a sale of such principal residence at a price less than the adjusted basis in such residence);

(D) The failure of BSCP to obtain a satisfactory agreement from any successor to BSCP to assume and agree to perform this Agreement, as contemplated in §21 of this Agreement;

(E) The failure of BSCP to provide Executive with substantially the same employee benefits that were provided to him immediately prior to the Change of Control, or with a package of employee benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change of Control, is substantially comparable in all material respects to such employee benefits taken as a whole; or

(F) Any reduction in Executive’s compensation or benefits or adverse change in Executive’s location or duties, if such reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of BSCP or State Auto Mutual involving such third party, if such reduction or adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such reduction or adverse change.

(vi) For purposes of this Agreement, a “Continuing Director” of BSCP, State Auto Mutual or State Auto Financial, as the case may be, means a director who was either (A) first elected or appointed as a director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated by the Nominating and Governance Committee of the Board of Directors of State Auto Mutual or State Auto Financial, as the case may be, or appointed by at least two thirds of the total number of then Continuing Directors of BSCP, State Auto Mutual or State Auto Financial, as the case may be.

(vii) For purposes of this Agreement, “Cash Compensation” means the Base Salary plus any bonuses paid or to be paid under the Short-Term Incentive Plan to Executive with respect to the applicable fiscal year of State Auto Mutual.

(g) At End of Employment Term. The Executive’s employment with State Auto may be terminated by State Auto at the expiration of any Employment Term in accordance with §2(a) of this Agreement. In such case:

(i) No later than five business days after the expiration of the Employment Term, State Auto shall pay Executive a lump sum payment in an amount equal to the Executive’s then-current Base Salary and vacation pay accrued through the expiration of the Employment Term.

(ii) No later than 75 days after the expiration of the Employment Term, State Auto shall pay Executive all bonuses payable under the Incentive Plans for the fiscal year coinciding with the expiration of such Employment Term (all payments shall be made at the times and manner set forth in the applicable Incentive Plan).

(iii) Subject to the other provisions of this §5(g), no later than 75 days after the termination date of his employment, State Auto shall pay Executive a lump sum payment in an amount equal to two times his Cash Compensation for the fiscal year coinciding with the expiration of such Employment Term. If Executive’s termination occurs within 24 months after a Change of Control, then the payment required by the preceding sentence shall be an amount equal to three times his Cash Compensation for the fiscal year coinciding with the expiration of such Employment Term.

(iv) Subject to the other provisions of this §5(g), if at the time of Executive’s termination at the expiration of the Employment Term either BSCP or State Auto Mutual has reached an agreement with an unaffiliated third party, the performance of which agreement would result in a Change of Control involving such third party, and such Change of Control is actually consummated within 12 months after the date of such termination, then State Auto shall pay Executive a lump sum payment in an amount equal to one time the amount of his Cash Compensation for the fiscal year coinciding with the expiration of the Employment Term. Such payment shall be made no later than five business days after such Change of Control is consummated.

§6. Noncompetition, Non-Piracy, Confidentiality and Nonsolicitation Covenants.

(a) Noncompetition. During the period of Executive’s employment by State Auto and for 24 months (the “Noncompetition Period”) following the date of his termination of employment (the “Employment Termination Date”), Executive agrees that he shall not, directly or indirectly, engage in the insurance agency or insurance brokerage business as conducted by BSCP as of the Employment Termination Date in any state where BSCP conducts, or proposes to conduct, business as of the Employment Termination Date. However, except as provided in the next sentence, the foregoing shall not prohibit Executive from being employed by, or providing any services to, a Small Agency (as defined below) during the Noncompetition Period. If Executive begins employment with, or provides services to, a Small Agency, and thereafter during the

Noncompetition Period such Small Agency fails to meet the definition of Small Agency, Executive shall cease such employment with, or providing such services to, such Small Agency immediately upon becoming aware of such Small Agency’s failure to qualify as such. For purposes of this Agreement, a “Small Agency” shall mean an insurance agency or brokerage which, together with any affiliated agencies or brokerages, had less than $10.0 million in commission revenues as of the end of the immediately preceding calendar year.

The foregoing shall not be construed to prohibit Executive from owning, directly or indirectly, less than 5% of the securities of any class of any company listed on a national securities exchange or traded in the over-the-counter securities market.

(b) Non-Piracy. In addition to the restrictions set forth in subsection (a), above, for a period of 60 months following the Employment Termination Date (the “Non-Piracy Period”), Executive agrees that he shall not, directly or indirectly, solicit, approach or attempt to induce any Person who, as of the Employment Termination Date, (i) is affiliated with any insurance agency or brokerage owned or affiliated with BSCP, or (ii) has any type of business relationship with any insurance agency or brokerage owned or affiliated with BSCP, to cease doing business with BSCP.

(c) Consideration for Noncompetition and Non-Piracy Provisions. In consideration of Executive’s agreement to the noncompetition and non-piracy provisions set forth in this section, Executive shall receive an equity award of options to purchase 20,000 STFC common shares on the following terms: (i) all of the options will be awarded concurrently with the execution and delivery of this Agreement (the “award date”); (ii) options to purchase 5,000 STFC common shares shall vest on the award date, with options to purchase 5,000 STFC common shares to thereafter vest on each of the first, second and third anniversary dates of the Effective Date; (iii) the exercise price of the options will equal the fair market value of the STFC common shares as of the award date, with the fair market value to be determined under the terms of the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan; (iv) if Executive’s employment is terminated for any reason prior to the vesting of all such options, then all options theretofore not vested shall automatically vest as of the termination date of Executive’s employment; and (v) the options will be awarded pursuant to the terms of the State Auto Financial Corporation Amended and Restated Equity Incentive Compensation Plan and the terms set forth in separate award agreements entered into on each award date.

(d) Confidentiality. Executive agrees that he will not at any time divulge, furnish or make accessible to any Person, or himself make use of, any Confidential Information (as defined below) obtained by Executive while an employee of State Auto. For purposes of this Agreement, the term “Confidential Information” shall mean information disclosed to Executive or known by State Auto and which is not generally known by Persons outside of State Auto, including, but not limited to, information about BSCP’s services, strategies, plans, marketing arrangements, trade secrets, financial information, customer lists, policyholder lists, names of agents or agencies (or lists thereof), books, records, memoranda, and other proprietary information of BSCP.

(e) Nonsolicitation. During the Noncompetition Period, Executive agrees that he will not, directly or indirectly, solicit, recruit, approach, counsel or attempt to induce any person who is then in the employ of any State Auto company to leave the employ of such the State Auto company, or employ or attempt to employee any such person.

(f) Tolling. The Noncompetition Period shall be tolled during the period of any violation or attempted violation of this section by Executive. State Auto shall provide notice to Executive of any tolling of the Noncompetition Period.

(g) Injunctive Relief, Etc. Executive understands that this §6 is an essential element of this Agreement and that State Auto would not have entered into this Agreement without this provision being included in this Agreement. Executive acknowledges that this §6 is reasonable and appropriate in all respects. In the event of any violation or attempted violation of this §6, Executive specifically acknowledges and agrees that State Auto’s remedy at law will be inadequate, that State Auto, its businesses and business relationships will suffer irreparable injury and, therefore, State Auto shall be entitled to injunctive relief upon such breach in addition to any other remedy to which they may be entitled, either in law or in equity, without the necessity of proof of actual damage. If any of the provisions of this §6 shall be held to be unenforceable because of the duration of such provision, the area covered thereby, or the type of conduct restricted therein, the parties agree that the court or arbitral body making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision to the maximum extent permitted by law and, as so modified, said provision shall then be enforceable to the maximum extent permitted by law.

(h) Definitions. For purposes of this Agreement: (i) the term “directly or indirectly” shall mean on the Executive’s own behalf, or as an partner, shareholder, member, other owner or equity holder, principal, agent, trustee, manager, employee, officer, director, consultant, or creditor of any corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity; and (ii) the term “Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity.

§7. Release of Claims.

(a) The obligations of State Auto to make the payments and to provide the benefits due under §5(f)(iii), above, shall be contingent upon Executive signing a release as to all claims Executive may have against State Auto; provided, however, that Executive shall not release State Auto from any claim arising from State Auto’s failure to perform its obligations under (i) § 5(f)(iii), or (ii) §17 (Legal Fees).

(b) Concurrently with the receipt of the release described in §7(b), above, State Auto shall provide Executive with a release as to all claims State Auto may have against Executive, except that State Auto shall not release Executive from any claim arising from the Executive’s failure to perform his obligations under §6, above.

§8. Cooperation with Regard to Litigation. Executive agrees to cooperate with State Auto during the Noncompetition Period by making himself reasonably available to testify on behalf of State Auto in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist State Auto in any such action, suit or proceeding by providing information and meeting and consulting with the Board or its counsel or counsel to State Auto as reasonably requested by the Board or such counsel. Executive shall be reimbursed by State Auto for any expenses (including, but not limited to, legal fees) reasonably incurred by Executive in connection with his compliance with the foregoing covenant.

§9. Non-Qualified Deferred Compensation. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue of 1986, as amended (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that State Auto determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A, State Auto may with the consent of Executive (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that State Auto determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as State Auto determines necessary or appropriate to comply with the requirements of Section 409A.

In the event of a genuine dispute between State Auto and Executive regarding the amount or timing of payments under this Agreement, a delay in the payment of amounts under this Agreement shall not cause Executive to violate Section 409A to the extent that such delay satisfies the conditions set forth in Section 409A and applicable regulations thereunder.

§10. Withholding of Taxes. State Auto may withhold from any amounts not subject to Section 409A and payable under this Agreement all federal, state, city or other taxes as required by law. State Auto may withhold from any amounts subject to Section 409A and payable under this Agreement all federal employment tax withholding obligations. In the event Section 409A is amended or revised to permit withholding of other federal, state or city taxes required by law, this provision of the Agreement shall be interpreted to permit the same.

§11. Tax Gross-Up. If any amount or benefit paid or provided under §5 is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar federal or state excise tax), State Auto shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local income taxes payable by Executive as a result of the receipt of such additional compensation) to place Executive in the same after-tax position he would have been in had no such excise tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts or benefits (the “Tax Gross-Up”). State Auto shall pay such additional compensation at the time when State Auto withholds such excise tax from any payments to Executive. The calculation of the Tax Gross-Up shall be approved by State Auto’s independent certified public accounting firm then-engaged by State Auto, and the calculation shall be provided to Executive in writing. Executive shall then be given 15 days, or such longer period as Executive reasonably requests, to accept or reject the calculation of the Tax Gross-Up. If the Executive rejects the Tax Gross-Up calculation and the parties are thereafter unable to agree within an additional 45 days, the issue shall be arbitrated. State Auto shall reimburse the Executive for all reasonable legal and accounting fees incurred with respect to the calculation of the Tax Gross-Up and any dispute related thereto.

For purposes of determining the amount of the Tax Gross-Up, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Tax Gross-Up is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of termination.

If the excise tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of employment, Executive shall repay to State Auto at the time the reduction in excise tax is finally determined, the portion of the Tax Gross-Up attributable to such reduction. Notwithstanding Executive’s acceptance or rejection of the Tax Gross-Up calculation, if the excise tax is determined to exceed the amount taken into account hereunder at the time of termination of employment, State Auto shall make an additional Tax Gross-Up payment to Executive in respect of such excess at the time the amount of such excess is finally determined.

Notwithstanding anything to the contrary in this Section, if any amount or benefit paid or provided under §5 would be subject to excise tax pursuant to Section 4999 of the Code (or any similar federal or state excise tax), but would not be so subject if the total of such payments would be reduced by 10% or less, then such payment shall be reduced by the minimum amount necessary so as not to cause State Auto to have paid an Excess Severance Payment as defined in Section 280G(b)(1) of the Code and so Executive will not be subject to Excise Tax pursuant to Section 4999 of the Code. The calculation of any potential reduction pursuant to this paragraph or any disputes related thereto shall be resolved as described above with respect to the calculation of the Tax Gross-Up. In the event that the amount of any severance payments that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this provision, Executive shall direct which severance payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of State Auto. In no event shall the total payments be reduced by more than 10% in order to avoid treatment as an Excess Severance Payment.

§12. Return of Records. Upon termination of employment, Executive will deliver to State Auto all records, reports, data, memoranda, notes, models, and equipment of any nature that are in Executive’s possession or under Executive’s control prepared or acquired in the course of Executive’s employment relationship with State Auto. Executive further agrees not to take any such information or data, or reproductions of such information or data, which relate to the business activities of State Auto or to parties in a contract relationship with State Auto.

§13. Executive’s Capacity. Executive represents and warrants to State Auto that he has the capacity and right to enter into this Agreement and perform all of his services under this Agreement without any restriction whatsoever by any other agreement, other document, or otherwise.

§14. Complete Agreement. This Agreement contains the entire agreement between the parties concerning Executive’s continued employment with State Auto and supersedes any prior discussions, negotiations, representations, or agreements between them relating to the employment of Executive. No additions or other changes to this Agreement shall be made or be binding on any party unless made in writing and signed by all of the parties to this Agreement.

§15. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this Agreement to any party shall be in writing and shall be deemed given upon receipt when delivered personally, transmitted by facsimile (which is confirmed), mailed by certified mail (return receipt requested), or delivered to a nationally-recognized express delivery service for delivery to the respective parties hereto at the following addresses (or to such other address or facsimile number as any party may have furnished in writing to the other parties in the manner provided above):

If to State Auto:

BroadStreet Capital Partners, Inc.

c/o State Auto Insurance Companies

518 East Broad Street

Columbus, Ohio 43215

Attention: Chief Executive Officer

Facsimile: (614) 464-4911

with a copy to:

State Auto Insurance Companies

518 East Broad Street

Columbus, Ohio 43215

Attention: General Counsel

Facsimile: (614) 719-0173

If to Executive:

To the address and facsimile number indicated on the Beneficiary Designation and Notice Form attached as Exhibit A.

§16. Governing Law. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of Ohio.

§17. Waiver of Right to Jury Trial. Each of State Auto and the Executive, by its or his execution hereof, waives their respective right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between them relating to the subject matter of this transaction and the relationship that is being established. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. State Auto and the Executive acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. State Auto and the Executive further represent and warrant that each has reviewed this waiver with its or his legal counsel, and that each knowingly and voluntarily waives its or his jury trial rights following consultation with legal counsel. This waiver is irrevocable meaning that it shall apply to any subsequent amendments, renewals, supplements, or modifications to this agreement or to any other documents or agreements relating to the transactions contemplated hereby. In the event of any litigation, this Agreement may be filed as a written consent to a trial by the court.

§18. Legal Fees. In the event that any action is brought to enforce any of the provisions of this Agreement, or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of one of the parties to this Agreement, all expenses, including reasonable legal fees and court costs, shall be paid by the non-prevailing party.

§19. Severability. The intention of the parties to this Agreement is to comply fully with all laws and public policies, and this Agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdictions determines that it is impossible or violative of any legal prohibition to construe any provision of this Agreement consistently with any law, legal prohibition, or public policy and consequently holds that provision to be invalid or prohibited, that shall in no way affect the validity of the other provisions of this Agreement which shall remain in full force and effect.

§20. Nonwaiver. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default; nor shall any custom or practice of the parties at variance with any provision of this Agreement affect or constitute a waiver of, any party’s right to demand strict compliance with all provisions of this Agreement.

§21. Captions. The captions of the various sections of this Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections, and shall be ignored in construing this Agreement.

§22. Successors. This Agreement shall be personal to Executive and no rights or obligations of Executive under this Agreement may be assigned by him. Except as described in the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective heirs, legal representatives, successors, and assigns of the parties to this Agreement. State Auto shall require any successor to all or substantially all of the business and/or assets of State Auto, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as State Auto would be required to perform if no such succession had taken place.

BROADSTREET CAPITAL PARTNERS, INC.

By	/s/ Robert P. Restrepo, Jr.		/s/ Richard L. Miley
	Chairman		RICHARD L. MILEY
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STATE AUTO FINANCIAL CORPORATION		STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.	By	/s/ Robert P. Restrepo, Jr.
	Chairman		Chairman
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STATE AUTO PROPERTY AND CASUALTY INSURANCE COMPANY

By	/s/ Robert P. Restrepo, Jr.
Chairman
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